Orion Group Holdings, Inc. Announces Board of Director Changes
New Director Appointed; One Director Announces Retirement

HOUSTON, September 17, 2019 Orion Group Holdings, Inc. (NYSE: ORN) (the "Company") a leading specialty construction company, today announced the appointment of Margaret “Peggy” M. Foran to the Board of Directors, as well as the retirement of J. Michael Pearson as a board member.

The Board’s appointment of Ms. Foran to the Board of Directors will be effective October 1, 2019. Her initial term will expire at the 2020 annual meeting of stockholders, at which time the Board will propose Ms. Foran for re-election as a Class I Director to serve until the 2023 annual meeting of stockholders. In addition, J. Michael Pearson has announced his retirement from the Board effective December 31, 2019. Mr. Pearson has served as a member of the Board since 2006 and was President and Chief Executive Officer of the Company from 2006 to 2014. With the timing of the appointment of Ms. Foran and Mr. Pearson’s retirement, the Orion Group Holdings, Inc. Board of Directors will temporarily expand to eight Directors.

Richard Daerr, the Company’s Chairman of the Board, commented, “We are pleased to welcome Peggy as a new independent director. She brings a wealth of experience, particularly in the area of governance, and we are confident she will provide valuable perspectives as we continue to execute on our strategy to be a premier specialty construction company focused on providing solutions for our customers across the infrastructure, industrial, and building sectors, while maintaining a healthy financial position and maximizing stakeholder value. We also want to thank Mike for his years of service to the Company and his many valuable contributions. We wish him all the best in his retirement.”

About Margaret M. Foran

Ms. Foran is Chief Governance Officer, Senior Vice President and Corporate Secretary of Prudential Financial, Inc. Prior to joining Prudential, she was Executive Vice President, General Counsel and Corporate Secretary at Sara Lee Corporation from 2008 to 2009; Senior Vice President, Associate General Counsel and Corporate Secretary at Pfizer Inc. from 1997 to 2008; and Vice President and Assistant General Counsel at J.P. Morgan & Co. Ms. Foran is a Director of Occidental Petroleum Corporation, where she has served on the board since 2010. She is a former Director of The MONY Group Inc. and MONY Life Insurance Company. She served as Co-Chair and a Director of the Council of Institutional Investors (CII) and Co-Chair of the CII International Corporate Governance Committee. She is the former Chair of the American Bar Association Committee on Corporate Governance. Ms. Foran is the former Chair of the Coordinating Committee of the Business Roundtable Corporate Governance Task Force. She previously served two terms on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB) and is a member of the Economic Club of New York. Ms. Foran is a Trustee of the Committee for Economic Development, as well as a member of the Notre Dame Law School Advisory Council.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K filed on March 27, 2019, which is available on its website at www.oriongroupholdingsinc.com or at the SEC’s website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:                        INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.                The Equity Group Inc.
Robert Tabb, Vice President & CFO            Fred Buonocore, CFA
(713) 852-6500                        (212) 836-9607

www.oriongroupholdingsinc.com